Exhibit 11(b)

Eversheds Sutherland (US) LLP

March 24, 2025

Blackstone Private Credit Fund

345 Park Avenue, 31st Floor

New York, New York 10154

Re:	Blackstone Private Credit Fund

Registration Statement on Form N-14

File No. 333-284872

Ladies and Gentlemen:

We have acted as counsel to Blackstone Private Credit Fund, a Delaware statutory trust (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange (i) $400,000,000 aggregate principal amount of its new 4.950% Notes due 2027 (the “4.950% Exchange Notes”), (ii) $400,000,000 aggregate principal amount of its new 5.250% Notes due 2030 (the “5.250% Exchange Notes”), (iii) $400,000,000 aggregate principal amount of its new 5.600% Notes due 2029 (the “5.600% Exchange Notes”), and (iv) $800,000,000 aggregate principal amount of its new 6.000% Notes due 2034 (the “6.000% Exchange Notes,” and, together with the 4.950% Exchange Notes, the 5.250% Exchange Notes and the 5.600% Exchange Notes, the “Exchange Notes”), for any and all of its outstanding 4.950% Notes due 2027 (the “4.950% Existing Notes”), 5.250% Notes due 2030 (the “5.250% Existing Notes”), 5.600% Notes due 2029 (the “5.600% Existing Notes”) and 6.000% Notes due 2034 (the “6.000% Existing Notes,” and together with the 4.950% Existing Notes, the 5.250% Existing Notes and the 5.600% Existing Notes, the “Existing Notes”), respectively, pursuant to a registration statement on Form N-14 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof. The Registration Statement provides that the Existing Notes may be exchanged for the Exchange Notes on the terms set forth in the final prospectus included in the Registration Statement at the time it becomes effective (the “Prospectus”).

The 4.950% Existing Notes were issued pursuant to a base indenture, dated as of September 15, 2021 (the “Base Indenture”), and the fourteenth supplemental indenture, dated as of September 26, 2024, to the Base Indenture (the “Fourteenth Supplemental Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). The 5.250% Existing Notes were issued pursuant to the Base Indenture and the fifteenth supplemental indenture, dated as of September 26, 2024, to the Base Indenture (the “Fifteenth Supplemental Indenture”) between the Company and the Trustee. The 5.600% Existing Notes were issued pursuant to the Base Indenture and the sixteenth supplemental indenture, dated as of November 22, 2024, to the Base Indenture (the “Sixteenth Supplemental Indenture”) between the Company and the Trustee. The 6.000% Existing Notes were issued pursuant to the Base Indenture and the seventeenth supplemental indenture, dated as of November 22, 2024, to the Base Indenture (the “Seventeenth Supplemental Indenture,” collectively with the Base Indenture, the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture and the Sixteenth Supplemental Indenture, the “Indenture”) between the Company and the Trustee.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies, certified or otherwise identified to our satisfaction as being true copies, of the following:

(i)	The Registration Statement;

(ii)	The Indenture; and

(iii)	Specimen forms of each of the 4.950% Exchange Notes, the 5.250% Exchange Notes, the 5.600% Exchange Notes and the 6.000% Exchange Notes.

Eversheds Sutherland (US) LLP

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification:

(i)	the genuineness of all signatures on all documents submitted to us for examination;

(ii)	the legal capacity of all natural persons;

(iii)	the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as conformed or reproduced copies;

(iv)	that the Registration Statement will be and will remain effective under the Securities Act at the time of the issuance of the Exchange Notes;

(v)

that (A) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Indenture and the Exchange Notes in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (B) the Company has the power to execute, deliver and perform its obligations under the Indenture and the Exchange Notes, (C) the execution, issuance, delivery and performance by the Company of the Indenture and the Exchange Notes do not and will not result in a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (D) the execution, delivery and performance by the Company of the Indenture and the Exchange Notes do not and will not result in a breach or default under any agreement or instrument which is binding upon the Company or its properties; and

(vi)

that at the time of issuance of the Exchange Notes, after giving effect to such issuance, the Company will be in compliance with Section 18(a)(1) of the Investment Company Act, giving effect to Sections 61(a)(2) and 18(e) of the Investment Company Act.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of officers of the Company. We have not independently established the facts so relied upon.

The opinions set forth below are limited to the effect of the law of the State of New York as in effect on the date hereof, and we express no opinion as to the applicability or effect of the laws of any other jurisdiction.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

On the basis of and subject to the foregoing, and in reliance thereon, and subject to the assumptions, limitations and qualifications set forth in this opinion letter, we are of the opinion that the Exchange Notes, when duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered by the Company in exchange for the Existing Notes on the terms set forth in the Prospectus, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms thereof, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity.

Eversheds Sutherland (US) LLP

We express no opinion as to any of the following:

(a) provisions that purport to (i) determine, or waive objections to, the forum, venue or jurisdiction of any particular court or other governmental authority or (ii) waive or consent to service of process requirements;

(b) waivers or advance consents that have the effect of waiving (i) legal or equitable defenses (including the obligations of good faith, fair dealing, diligence and reasonableness), (ii) rights to certain damages, (iii) rights to counter claim or set off, (iv) statutes of limitations, (v) rights to the marshalling of assets or similar requirements, (vi) rights to notice or the opportunity to cure failures to perform, (vii) the benefits of statutory, regulatory or constitutional rights, unless and to the extent the applicable statute, regulation, or constitution explicitly permits their waiver, or (viii) other benefits to the extent they cannot be waived under applicable law;

(c) provisions imposing (i) increased interest rates (including interest on interest and compounding of interest) or late payment charges upon delinquency in payment or default, (ii) liquidated damages or (iii) premiums on prepayment, acceleration, redemption, cancellation, or termination or other payments in excess of actual damages, to the extent any such payments are deemed to be penalties or forfeitures; or

(d) provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own acts or omissions, or indemnification for violations of federal or state securities laws, or for contribution in respect of actions or liabilities arising out of such violations.

Our opinion regarding the enforceability of the Exchange Notes with respect to any choice of law provision is given in reliance on, and is limited in scope to, Section 5-1401 of the General Obligations Law of the State of New York, and we express no opinion with respect to any such provision insofar as it exceeds such scope. We express no opinion as to whether a court outside the State of New York would give effect to any choice of New York law provided in the Exchange Notes.

The opinions expressed in this opinion letter (i) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be inferred and (ii) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

/s/ EVERSHEDS SUTHERLAND (US) LLP